UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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JIVE SOFTWARE, INC.

(Exact Name of Registrant as Specified In Its Charter)

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JIVE SOFTWARE, INC.
325 LYTTON AVENUE, SUITE 200
PALO ALTO, CALIFORNIA 94301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Pacific Daylight Time on Friday, May 16, 2014

TO THE HOLDERS OF COMMON STOCK OF JIVE SOFTWARE, INC.:

The Annual Meeting of Stockholders of Jive Software, Inc., a Delaware corporation, will be held on Friday, May 16, 2014, at 9:00 a.m. Pacific Daylight Time, at the offices of Wilson Sonsini Goodrich & Rosati, P.C. located at 650 Page Mill Road, Palo Alto, California 94304, for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect three Class III directors to serve until the 2017 annual meeting of stockholders and until their successors are elected and qualified, subject to earlier resignation or removal;
2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014;
3.	To approve the compensation of the named executive officers for the fiscal year ended December 31, 2013 in a non-binding advisory vote, as described in this proxy statement; and
4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors of Jive Software, Inc. has fixed the close of business on March 25, 2014 as the record date for the meeting. Only stockholders of record of our common stock on March 25, 2014 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

On or about April 4, 2014, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2014 Annual Meeting of Stockholders and our 2013 annual report to stockholders. This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This proxy statement and our 2013 annual report can be accessed online by entering the control number located on your proxy card at the following Internet address: http://www.envisionreports.com/JIVE.

If you have any questions regarding this information or the proxy materials, please visit our website at www.jivesoftware.com or contact our investor relations department at (646) 277-1251.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Jive Software, Inc. and look forward to either greeting you personally at the meeting or receiving your proxy.

By order of the Board of Directors,

Anthony Zingale
Chief Executive Officer and Chairman of the Board

Palo Alto, California
April 4, 2014

JIVE SOFTWARE, INC.
325 Lytton Avenue, Suite 200
Palo Alto, California 94301

PROXY STATEMENT
FOR 2014 ANNUAL MEETING OF STOCKHOLDERS
to be held on May 16, 2014 at 9:00 a.m. PDT

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board of directors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on May 16, 2014, and any postponements or adjournments thereof. The Annual Meeting will be held at the offices of Wilson Sonsini Goodrich & Rosati, P.C. located at 650 Page Mill Road, Palo Alto, California 94304, on Friday, May 16, 2014 at 9:00 a.m. PDT and any adjournment thereof. On or about April 4, 2014, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for our 2014 Annual Meeting and our 2013 Annual Report to Stockholders.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election of three Class III directors to hold office until the 2017 annual meeting of stockholders and until their successors are elected and qualified;
•	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;
•	to approve named executive officer compensation in a non-binding advisory vote; and
•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

•	FOR the election of three Class III directors;
•	FOR the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and
•	FOR the approval of named executive officer compensation pursuant to a non-binding advisory vote.

Who is entitled to vote?

Holders of our common stock as of the close of business on March 25, 2014, the record date, may vote at the Annual Meeting. As of the record date, we had 70,358,577 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders.  If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the

Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

There are four ways to vote:

•	by Internet at http://www.envisionreports.com/JIVE 24 hours a day, seven days a week, until 11:59 p.m. EDT on May 15, 2014 (have your proxy card in hand when you visit the website);

We encourage you to vote this way as it is the most cost-effective method;

•	by toll-free telephone at 1-800-652-VOTE (8683) (have your proxy card in hand when you call);
•	by completing and mailing your proxy card; or
•	by written ballot at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;
•	returning a later-dated proxy card;
•	notifying the Secretary of Jive Software, Inc., in writing, at the address listed on the front page; or
•	completing a written ballot at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

A quorum is the minimum number of shares required to be present at the annual meeting for the meeting to be properly held under our bylaws and Delaware state law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are voted neither “for” nor “against” a matter but are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•	Proposal No. 1: The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.
•	Proposal No. 2: The ratification of the appointment of KPMG LLP must receive the affirmative vote of a majority of the votes cast by the holders of shares represented in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are treated as shares present and entitled to vote for purposes of such proposal; therefore, they will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.
•	Proposal No. 3: For the non-binding advisory vote on named executive officer compensation, the votes that stockholders cast “for” must exceed the votes stockholders cast “against” to approve named executive officer compensation. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting; therefore, they will have the same effect as votes “against” the proposal. Broker non-votes will have no effect on the outcome of the vote. Because this vote is advisory only, it will not be binding on us or on our board of directors. However, the board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

How are proxies solicited for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares. In addition, we have retained Georgeson Inc. to assist in the solicitation of proxies for a fee of $8,000, plus reimbursement of reasonable out-of-pocket expenses.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter — the proposal to ratify the appointment of KPMG LLP. Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors and the approval of our named executive officer compensation on a non-binding advisory basis.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. On or about April 4, 2014, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”) that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Jive or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our board of directors is currently composed of nine members. Our amended and restated bylaws permit up to nine members and, in accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes. The term of office of only one class of directors expires in each year, and their successors are elected for terms of generally three years and until their successors are elected and qualified, subject to earlier resignation or removal. There is no cumulative voting for election of directors.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the other current members of the board of directors.

Nominees	Class	Age	Position	Year Elected Director	Current Term Expires	Expiration of Term For Which Nominated
Thomas J. Reilly(2)	III	51	Director	2013	2014	2017
Charles (“Chuck”) J. Robel(1)(3)	III	64	Director	2010	2014	2017
Anthony Zingale	III	58	Chief Executive Officer, Director and Chairman	2007	2014	2017
Continuing Directors
Margaret (“Marge”) A. Breya(1)	I	52	Director	2013	2015	—
Jonathan G. Heiliger(3)	I	37	Director	2011	2015	—
Matthew A. Tucker	I	35	Chief Technology Officer, Co-Founder and Director	2012	2015	—
James J. Goetz(2)	II	48	Director	2007	2016	—
William A. Lanfri(1)(3)	II	61	Director	2008	2016	—
Theodore (“Ted”) E. Schlein(2)	II	50	Director	2010	2016	—

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Nominees for Director

Thomas J. Reilly has served as a Director since April 2013. Mr. Reilly has served as the Chief Executive Officer of Cloudera, a developer and distributer of Hadoop, the open source software that powers the data processing engines of web sites, since June 2013. Prior to Cloudera, he served on the board of directors at Eloqua from June 2012 to February 2013. In addition, Mr. Reilly served as Vice President and General Manager of Enterprise Security at Hewlett-Packard Company (“HP”), a leading global provider of products, technologies, software, solutions and services, from November 2010 to May 2012. From December 2006 to May 2010, Mr. Reilly served as Chief Executive Officer of ArcSight, an enterprise security company, which HP acquired in 2010. Prior to this, from April 2004 to October 2006, Mr. Reilly was Vice President of Business Information Services for International Business Machines Corporation (“IBM”), a company that creates business value for clients and solves business problems through integrated solutions that leverage information technology and deep knowledge of business processes. Mr. Reilly currently serves on the board of directors of Cloudera and two private companies. Mr. Reilly holds a B.S. degree in Mechanical Engineering from the University of California, Berkeley. Mr. Reilly is being nominated for re-election to our board of directors because of his experience as chief executive officer of a public company and 20 years of general management experience in the enterprise software industry ranging from start-up to public companies.

Charles (“Chuck”) J. Robel has served as a Director since December 2010. Mr. Robel served as Managing Member and Chief Operating Officer at Hummer Winblad Venture Partners, a venture capital fund, from June 2000 to December 2005. Mr. Robel began his career at PricewaterhouseCoopers LLP, from which he retired as a partner in June 2000, leading both their software and technology merger and acquisition groups during his tenure in Silicon Valley. Mr. Robel served as the Chairman of the board of directors of McAfee from June 2006 to March 2011 prior to the sale of McAfee to Intel Corporation. Mr. Robel also served as a member of the board of directors of DemandTec, Inc., from September 2006 to February 2012 prior to the sale of DemandTec to IBM. Mr. Robel currently serves on the board of directors of Palo Alto Networks, Informatica Corporation, Model N and two privately held companies. Mr. Robel holds a B.S. in Accounting from Arizona State University. Mr. Robel was selected to serve on our board of directors due to his extensive service as a board member of several other technology and software companies. Mr. Robel is being nominated for re-election to our board of directors because of his substantial experience and knowledge in the areas of financial expertise, strategic direction, mergers and acquisitions and corporate governance leadership.

Anthony Zingale has served as our Chief Executive Officer since February 2010, as a Director since October 2007 and as the Chairman of our board of directors since August 2011. From December 2004 to December 2006, he served as President and Chief Executive Officer of Mercury Interactive Corporation, a business technology optimization solutions provider that merged with Hewlett-Packard. From July 2009 until November 2012, Mr. Zingale served as a member of the board of directors of ServiceSource International, Inc. and from May 2007 until February 2011, he served on the board of directors of McAfee, Inc. Mr. Zingale holds a B.S. degree in Electrical and Computer Engineering and a B.S. in Business Administration from the University of Cincinnati. Mr. Zingale is being nominated for re-election to our board of directors because of the perspective and experience he brings as our Chief Executive Officer and his extensive background in the enterprise software industry.

Continuing Directors

Margaret (“Marge”) A. Breya has served as a Director since August 2013. Ms. Breya has served as the Executive Vice President and Chief Marketing Officer at Informatica Corporation, a leading independent provider of enterprise data integration and data quality software and services, since December 2012. Prior to joining Informatica Corporation, she held various positions at Hewlett-Packard Company, a leading global provider of products, technologies, software, solutions and services, from November 2010 to December 2012, most recently as Senior Vice President of Marketing Services. Ms. Breya also served as Executive Vice President and General Manager at SAP, a market leader in enterprise application software, from January 2008 to November 2010. Ms. Breya has also served as Executive Vice President, General Manager and Chief Marketing Officer at Business Objects, an enterprise software company, and as Chief Marketing Officer and Chief Strategy Officer at BEA Systems, Inc., a provider of enterprise application infrastructure software that was acquired by Oracle Corporation, and as Senior Vice President of Marketing at Sun Microsystems, which was also acquired by Oracle Corporation. Ms. Breya received a B.S. degree in Electrical Engineering from the University of Illinois and an M.B.A. degree from the University of Oregon. Ms. Breya was selected to serve on our board of directors because of her experience as Chief Marketing Officer of a public company and 25 years of general management experience in enterprise software businesses.

James J. Goetz has served as a Director since August 2007. Mr. Goetz has been a General Partner at Sequoia Capital, a venture capital firm, since 2004. He currently serves on the boards of Barracuda Networks, Nimble Storage, Ruckus Wireless, Inc., Palo Alto Networks Inc., and a number of privately held companies. In 1996, Mr. Goetz co-founded VitalSigns Software, Inc. Prior to that, Mr. Goetz held various product and marketing positions at SynOptics Inc., AT&T Inc. and Digital Equipment Corporation. Mr. Goetz has an M.S. in Electrical Engineering from Stanford University and a B.S. in Electrical and Computer Engineering from the University of Cincinnati. Mr. Goetz was selected to serve on our board of directors because of his deep experience and extensive knowledge of cloud, mobile and enterprise software companies.

William A. Lanfri has served as an advisor since 2007 and as a Director since October 2008. From January 2006 through the present, Mr. Lanfri has been an independent investor and advisor to early stage technology companies. From 2006 to 2012, Mr. Lanfri served on the board of Palo Alto Networks. From 2000 to 2003, Mr. Lanfri was Operating Partner at Accel Partners, an investment management firm. From 2000 to 2001, Mr. Lanfri also served as Chief Executive Officer of Big Bear Networks, Inc., a communications equipment company. Mr. Lanfri has an M.B.A. from Santa Clara University and a B.A. in Economics from the University of California at Davis. Mr. Lanfri was selected to serve on our board of directors because of his more than 25 years of background in building enterprise networking and telecommunications companies.

Theodore (“Ted”) E. Schlein has served as a Director since July 2010. Mr. Schlein has served as a Managing Partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since 1996. From 1986 to 1996, Mr. Schlein served in various executive positions at Symantec Corporation, a provider of Internet security technology and business management technology solutions, including as Vice President of Enterprise Products. He served on the board of directors of ArcSight, Inc., which was acquired by Hewlett Packard, from March 2002 to October 2010. Mr. Schlein serves on the boards of directors of Chegg and a number of privately held companies. Mr. Schlein holds a B.A. in Economics from the University of Pennsylvania. Mr. Schlein was selected to serve on our board of directors due to his extensive experience working with early-stage technology companies in the enterprise software and infrastructure markets, including ventures within the network and consumer security arena.

Jonathan G. Heiliger has served as a Director since March 2011. From April 2012 to the present, Mr. Heiliger has been a general partner of North Bridge Venture Partners. From October 2007 to October 2011, Mr. Heiliger served as Vice President of Technical Operations at Facebook, Inc. Prior to Facebook, from October 2005 through October 2007, Mr. Heiliger was a self-employed technology consultant. Mr. Heiliger serves on the board of directors of DuPont Fabros Technology, Inc., a large-scale data center facilities company, and on the board of several privately held companies. Mr. Heiliger was selected to serve on our board of directors due to his extensive experience and knowledge of technology infrastructure and internal technology systems.

Matthew A. Tucker co-founded Jive in February 2001 and has served as our Chief Technical Officer since that time. Mr. Tucker served as a member of our board of directors from February 2001 until March 2011. Mr. Tucker was elected to serve again on our board in May 2012. Mr. Tucker is actively involved in Open Standards efforts, including as a member of the board of directors of the OpenSocial Foundation and former member of the board of directors of the XMPP Standards Foundation. Mr. Tucker holds a B.S. in Computer Science from the University of Iowa. Mr. Tucker was selected to serve on our board of directors due to the perspective and experience he brings as one of our founders and as one of our larger stockholders, as well as his extensive experience and knowledge of our company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH
OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed the firm of KPMG LLP (“KPMG”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2014. During our year ended December 31, 2013, KPMG served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, the audit committee of our board of directors (the “Audit Committee”), in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Jive and its stockholders. At the Annual Meeting of Stockholders, the stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2014. Our Audit Committee is submitting the selection of KPMG to our stockholders because we value our stockholders views on our independent registered public accounting firm and doing so is a matter of good corporate governance. Representatives of KPMG will be present at the Annual Meeting and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Audit Committee of the board of directors would reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees billed or to be billed by KPMG for professional services rendered with respect to the years ended December 31, 2013 and 2012. All of these services were approved by the Audit Committee:

	2013	2012
Audit Fees(1)	$671,000	$441,000
Audit-Related Fees(2)	20,000	20,000
Tax Fees	—	—
All Other Fees	—	—
	$691,000	$461,000

(1)	Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements. Audit Fees in 2013 also consist of fees for the attestation of internal control and management’s assessment of internal control as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit related fees include fees for the annual audit of our employee benefit plan.

Auditor Independence

In 2013, there were no other professional services provided by KPMG that would have required the Audit Committee to consider their compatibility with maintaining the independence of KPMG.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Oversight Board (the “PCAOB”) regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm will submit a detailed description of services expected to be rendered during that year for each of the following categories of services to the Audit Committee for approval:

•	Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.
•	Audit related services. Audit related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”
•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.
•	Other services. Other services are those services not described in the other categories.

The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the Audit Committee before the independent registered public accounting firm is engaged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE APPOINTMENT OF KPMG LLP.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Our board has adopted a policy to provide for a non-binding advisory vote by stockholders on an annual basis to approve the compensation of our named executive officers. This advisory vote, while not binding on the board of directors or the compensation committee of our board of directors (the “Compensation Committee”), provides a means by which stockholders may confirm and approve the overall compensation package of the executive management team. The vote is a vote to approve or disapprove the overall compensation package of our named executive officers, and does not provide for a vote on any one specific element of the compensation package or on the compensation received by any one person. Although not binding, the results of the vote will be taken into consideration when the Compensation Committee reviews the executive compensation package in the future.

Our executive compensation policies, as described in “Compensation Discussion and Analysis” beginning on page 16 of this proxy statement, are designed to align the interests of our executive management team with those of our stockholders, provide competitive compensation to attract, motivate and retain experienced executive talent, reward achievement of our strategic goals and objectives, both short-term and long-term, while providing a meaningful portion of total compensation that is dependent on our overall financial performance, both long-term and short-term. In considering how to vote, we encourage you to carefully review the Compensation Discussion and Analysis section, the Summary Compensation Table and related compensation tables, which outline the total compensation package and our compensation practices relative to our performance.

The vote is advisory and therefore not binding on Jive Software, the Compensation Committee, or our board of directors. Our board of directors and the Compensation Committee value the opinions of our stockholders and we are providing the vote as required pursuant to Section 14A of the Securities and Exchange Act of 1934. The Compensation Committee will consider the impact of this vote on our future compensation policies and decisions. At our 2013 Annual Meeting of Stockholders, our stockholders approved the compensation of our executive management team, with 83% of stockholder votes cast in favor of the say-on-pay proposal. As we evaluated our compensation practices and talent needs throughout 2013, we were mindful of the support our stockholders expressed for our philosophy of linking compensation to our financial goals and in support of enhancing stockholder value. As a result, the Compensation Committee decided to retain our general approach with respect to our executive compensation programs, with an emphasis on delivering long-term and short-term incentive compensation that reward our executives commensurate with the value they deliver to our stockholders.

We are asking the stockholders to approve the following resolution to indicate their approval, on a non-binding advisory basis, of our named executive compensation:

That the holders of our common stock approve, on an advisory basis, the compensation of our named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for our 2014 Annual Meeting of Stockholders. However, as this is an advisory vote, the result will not be binding on our board of directors or us.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF
THE ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION.

DIRECTOR INDEPENDENCE

Based upon information requested from, and provided by, each member of our board of directors concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that Ms. Breya and Messrs. Goetz, Heiliger, Lanfri, Reilly, Robel and Schlein do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of The Nasdaq Stock Market. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

LEADERSHIP STRUCTURE

The positions of Chairman of the Board and Chief Executive Officer are filled by the same person, Mr. Anthony Zingale. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board of directors and management to benefit from Mr. Zingale’s crucial leadership and years of experience in our business. Serving on our board since October 2007 and as Chief Executive Officer since February 2010, Mr. Zingale has been the director most capable of effectively identifying strategic priorities, leading critical discussion and executing our strategy and business plans. Mr. Zingale possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while Mr. Zingale brings company specific experience and expertise. The board of directors believes that Mr. Zingale’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders.

LEAD INDEPENDENT DIRECTOR

Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the Chief Executive Officer serves as the Chairman of the board of directors, or if the Chairman is not otherwise independent. Because Mr. Zingale is our Chairman and Chief Executive Officer, our board of directors has appointed Mr. Robel to serve as our lead independent director. As lead independent director, Mr. Robel presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

EXECUTIVE SESSIONS OF INDEPENDENT DIRECTORS

In order to promote open discussion among independent directors, our board of directors has a policy of conducting executive sessions of independent directors during each regularly scheduled board meeting and at such other times if requested by an independent director. These executive sessions are chaired by Mr. Robel, our lead independent director. Neither Mr. Zingale nor Mr. Tucker participates in such sessions.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. The full text of our Code of Business Conduct and Ethics is posted under the “Investor Relations” section on our website at http://investors.jivesoftware.com/corporate-governance.cfm.

MEETINGS OF THE BOARD OF DIRECTORS

Our full board of directors met seven times during 2013. No incumbent member standing for re-election attended fewer than 75% of the total number of meetings of the board and of any board committees of which they were a member during 2013.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend. Messrs. Lanfri, Tucker, Robel and Zingale attended our 2013 Annual Meeting of Stockholders.

COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

From January through April 2013, our Audit Committee was comprised of Messrs. Lanfri and Robel, as well as Mr. David DeWalt, each of whom is or was at the time, a non-employee, independent member of our board of directors. Effective April 2013, Mr. DeWalt ceased to be a member of our board of directors and the Audit Committee and Mr. Reilly, also a non-employee, independent member of our board of directors, became a member of the Audit Committee. On July 29, 2013 Ms. Breya, a non-employee, independent member of our board of directors, was added to the Audit Committee. In August 2013, Mr. Reilly stepped off of the Audit Committee and joined the Compensation Committee. Mr. Robel is the Chairman of the Audit Committee and our Audit Committee financial expert, as currently defined under the applicable SEC rules. Each former member of the Audit Committee during 2013 met, and each current member of the Audit Committee meets, the requirements for financial literacy under the applicable rules and regulations of the SEC and The Nasdaq Stock Market. Our Audit Committee met five times during 2013.

Our Audit Committee oversees our corporate accounting and financial reporting process and our internal and external audits, including, among other things, our internal controls and audit functions. The Audit Committee evaluates our independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law; reviews our critical accounting policies and estimates; and annually reviews our Audit Committee Charter and the Audit Committee’s performance.

The Audit Committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and The Nasdaq Stock Market. A copy of our Audit Committee Charter is available on our website at http://investors.jivesoftware.com/corporate-governance.cfm.

Compensation Committee

From January through August 2013, the Compensation Committee was composed of Messrs. Goetz, Heiliger and Schlein, each of whom is, or was at the time, a non-employee, independent member of our board of directors. Effective August 2013, Mr. Heiliger ceased to be a member of the Compensation Committee and Mr. Reilly, also a non-employee, independent member of our board of directors, joined the Compensation Committee. Mr. Goetz is the Chairman of the Compensation Committee. The Compensation Committee met nine times during 2013.

Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our named executive officers, each of our Section 16 officers and, when appropriate,

certain other employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The Compensation Committee also administers the issuance of stock options, restricted stock units and performance-based restricted stock units under our stock plans. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members.

The Compensation Committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and The Nasdaq Stock Market. A copy of our Compensation Committee Charter is available on our website at http://investors.jivesoftware.com/corporate-governance.cfm.

Nominating and Corporate Governance Committee

From January through July 2013, the nominating and corporate governance committee of our board of directors (the “Nominating and Corporate Governance Committee”) consisted of Messrs. Lanfri and Pichai, each of whom is, or was at the time, a non-employee, independent member of our board of directors. Effective July 29, 2013, Mr. Pichai ceased to be a member of our board of directors and our Nominating and Corporate Governance Committee and in August 2013 Mr. Heiliger was added as a member of the Nominating and Corporate Governance Committee. Mr. Lanfri is the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met two times during 2013. In February 2014, the board of directors added Mr. Robel as a member of the Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee is responsible for making recommendations regarding candidates for directorships, the size and composition of our board of directors and the compensation of our non-employee directors. The Nominating and Corporate Governance Committee is also responsible for reviewing the composition of each of the committees of the board, making recommendations for the creation of additional committees or any change to the mandates of the committees or the dissolution of any committees. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations concerning governance matters.

The Nominating and Corporate Governance Committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and The Nasdaq Stock Market. A copy of our Nominating and Corporate Governance Committee Charter is available on our website at http://investors.jivesoftware.com/corporate-governance.cfm.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee is, or has at any time during the past year been, an officer or employee of ours. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our board of directors or Compensation Committee.

CONSIDERATIONS IN EVALUATING DIRECTOR NOMINEES

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. Some of the qualifications that the Nominating and Corporate Governance Committee consider include, without limitation, issues of character, judgment, diversity, age, independence, industry and other expertise, corporate experience, length of service, and understanding our business. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and must be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all board of director and committee responsibilities. Members of the board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. The Nominating and Corporate Governance Committee will also seek appropriate input from the Chief Executive Officer from time to time in assessing the needs of the board of directors for relevant background, experience, diversity and skills of its members.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints. The Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual board of director and committee evaluations.

STOCKHOLDER RECOMMENDATIONS FOR NOMINATIONS TO THE BOARD OF DIRECTORS

The Nominating and Corporate Governance Committee will consider candidates for director recommended by any of our stockholders so long as such recommendations and nominations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC and the Nasdaq Stock Market. The Nominating and Corporate Governance Committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing and follow the procedures set forth in our amended and restated bylaws, as further described below. In connection with its evaluation of a director nominee, the Nominating and Corporate Governance Committee may request additional information from the candidate or the recommending stockholder and may request an interview with the candidate. The committee has discretion to decide which individuals to recommend for nomination as directors. Stockholder proposals for any recommendations for director nominees at our 2015 annual meeting of stockholders must be received by us no earlier than January 16, 2015 and no later than February 15, 2015.

A stockholder of record can nominate a candidate for election to the board of directors by complying with the procedures in Article II, Section 2.4 of our amended and restated bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements of our amended and restated bylaws on nominations by stockholders. Any nomination should be sent in writing to the Secretary, Jive Software, Inc., 325 Lytton Avenue, Suite 200, Palo Alto, California 94301. Notice must be received by us no later than February 15, 2015.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our Nominating and Corporate Governance Committee reviews and makes recommendations to the board of directors on non-employee director compensation on a biennial basis. In 2013, the Nominating and Governance Committee recommended to the board of directors, and the board approved, an outside director compensation policy that provided the following compensation to each of non-employee directors during 2013:

Initial Director Grants

•	an initial restricted stock unit (“RSU”) grant with a target value of $200,000 upon joining the board of directors; the value of which will be determined by the closing market price of our common stock on the grant date; the RSUs will vest 25% on the first anniversary of the grant date with the remaining shares vesting quarterly over the next eight quarters; and
•	an initial option grant with a target value of $200,000, upon joining the board of directors; the value of which will be determined by the closing market price of our common stock on the grant date using the Black-Scholes valuation model; the option will vest 25% on the first anniversary of the grant date with the remaining options vesting quarterly over the next eight quarters.

Annual Director Grants

After a director has completed at least one year of service, he or she will be granted the following on the date of the annual stockholders’ meeting; all annual grants will vest as to 25% evenly over four quarters following the grant date, the value of the grants will be determined by the trailing 30-day average of the stock price of our common stock as of the grant date:

•	an annual RSU grant with a value of $175,000;
•	an annual RSU grant with a value of $30,000, which may be payable as cash at the election of the director;
•	an annual RSU grant with a value of $15,000 for the Lead Independent Director, which may be payable as cash at the election of the director;
•	an annual RSU grant with a value of $20,000 for the Chairman of the Audit Committee, $15,000 for the Chairman of the Compensation Committee and $7,500 for the Chairman of the Nominating and Corporate Governance Committee; and
•	an annual RSU grant with a value of $10,000 for serving on the Audit Committee, $7,500 for serving on the Compensation Committee and $5,000 for serving on the Nominating and Corporate Governance Committee.

Directors who are employees do not receive any compensation for their service on our board of directors. We have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings.

The following table sets forth information regarding compensation earned by our non-employee directors for the fiscal year ended December 31, 2013:

Name	Stock Awards ($)	Option Awards ($)	Total
Margaret Breya(1)	$199,994	$199,997	$399,991
David G. DeWalt(2)	—	—	—
James J. Goetz	241,839	—	241,839
Jonathan G. Heiliger	233,587	—	233,587
William A. Lanfri	244,574	—	244,574
Sundar Pichai(2)	230,836	—	230,836
Thomas Reilly(1)	199,986	199,996	399,982
Chuck J. Robel	263,813	—	263,813
Ted Schlein	233,587	—	233,587

(1)	Ms. Breya and Mr. Reilly joined our board of directors on July 29, 2013 and April 29, 2013, respectively.

(2)	Messrs. DeWalt and Pichai ceased to be members of our board of directors on April 26, 2013 and July 29, 2013, respectively.

Equity incentive awards outstanding at December 31, 2013 for each non-employee director were as follows:

Name	Stock Awards (#)	Option Awards (#)
Margaret Breya	15,337	35,327
David G. DeWalt	—	—
James J. Goetz	7,605	30,000
Jonathan G. Heiliger	7,345	130,000
William A. Lanfri	7,691	30,000
Sundar Pichai	—	—
Thomas Reilly	13,586	27,624
Chuck J. Robel	8,296	160,000
Ted Schlein	7,345	30,000

RISK MANAGEMENT

Risk is inherent with every business and we face a number of risks, including strategic, financial, business and operational, legal and compliance and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while, our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and the board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at board meetings at least quarterly, where, among other topics, they discuss strategy and risks facing the company.

While our board of directors is ultimately responsible for risk oversight, our board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The Audit Committee also reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks. The Audit Committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting, liquidity risk, risk relating to compliance with loan covenants, and risk arising out of related party transactions. The Nominating and Corporate Governance Committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. The Compensation Committee assesses risks created by the incentives inherent in our compensation policies. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders wishing to communicate with the board of directors or with an individual member of the board of directors may do so by writing to the board of directors or to the particular member of the board of directors, and mailing the correspondence to: c/o Secretary, Jive Software, Inc., 325 Lytton Avenue, Suite 200, Palo Alto, California 94301. The envelope should indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed.

REPORT OF THE AUDIT COMMITTEE

With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities.

In discharging our responsibilities, we have met with the Company’s management and KPMG LLP to review the Company’s accounting functions and the audit process. We discussed and reviewed with the independent registered public accounting firm all matters that the independent registered public accounting firm was required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Auditing Standard No. 16, Communications with Audit Committees. We also discussed and reviewed the results of the independent registered public accounting firm’s audit of the company’s financial statements, the quality and adequacy of the Company’s internal control and issues relating to auditor independence. We also reviewed and discussed management’s report on internal control over financial reporting with management. We also obtained a formal written statement relating to independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee,” and discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence.

Based on our review and discussions with the Company’s management and independent registered public accountants, we recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the board of directors:
Chuck J. Robel (Chair)
Margaret Breya
William A. Lanfri

RELATED PERSON TRANSACTIONS

Statement of Policy Regarding Related Person Transactions

We currently have in place a written related person transactions policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related person transaction unless the related transaction is deemed to be on an arm’s length basis as determined by the Chief Legal Officer and Chief Accounting Officer. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, or beneficial owner of more than 5% of our common stock or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Chief Legal Officer and Chief Accounting Officer for review, consideration and approval. In approving or rejecting any such proposal, consideration is given to the relevant facts and circumstances available and deemed relevant, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. At each regularly scheduled quarterly Audit Committee meeting, management reviews with the Audit Committee any related person transactions entered into during the prior fiscal quarter, including the value of such transactions, if applicable.

Certain Related Person Transactions

Other than as described below, we believe that there has not been any transaction or series of transactions during 2013 to which we were, or are to be, a participant in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in “Executive Compensation” and “Director Compensation” elsewhere in this proxy statement.

Related Party Sales

Certain members of our board of directors also serve on the board of directors of certain of our customers and in some cases are also investors of these customers. We believe the transactions between these customers and us were carried out on an arm’s-length basis and that the pricing is consistent with similar transactions with other of our comparable customers. Current deferred revenue and non-current deferred revenue from these customers was $1.5 million and $1.0 million, respectively, as of December 31, 2013. Total revenues related to these customers was $1.8 million in 2013. Amounts due from the related party customers were $0.8 million on December 31, 2013.

Transactions with FireEye, Inc.

Mr. DeWalt, a former independent director, is an executive officer at FireEye, Inc. During 2013, we sold an aggregate of $1.3 million of products and services to FireEye, Inc. in arm’s length transactions. The sale to FireEye, Inc. occurred four months after Mr. DeWalt ceased to be a director.

Transactions with Google Inc.

Mr. Pichai, a former independent director, is an executive officer at Google Inc. During 2013, we sold an aggregate of $1.2 million of products and services to Google Inc. in arm’s length transactions.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for our principal executive officer, our principal financial officer, and the three executive officers (other than our principal executive officer and principal financial officer) who were our next most-highly compensated executive officers as of the end of fiscal 2013, as well as an executive officer who would have met the requirement, but for the fact that the individual was not serving as an executive officer at the end of fiscal 2013, collectively our named executive officers, or NEOs.

Our named executive officers for 2013 were:

•	Anthony Zingale, Chairman of the board of directors and Chief Executive Officer;
•	Bryan J. LeBlanc, Executive Vice President and Chief Financial Officer;
•	John McCracken, Senior Vice President of Worldwide Sales;
•	Oudi Antebi, Executive Vice President, Products;
•	Brian Roddy, Executive Vice President of Engineering; and
•	John F. Rizzo, Former Chief Marketing Officer (ceased being an executive officer as of July 30, 2013).

Specifically, this compensation discussion and analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of compensation that we provide. In addition, it analyzes how and why the Compensation Committee arrived at the specific compensation decisions for our executives, including named executive officers, in 2013, and discusses the key factors that the Compensation Committee considered in determining compensation.

All significant executive compensation decisions are approved by the Compensation Committee. Although our Compensation Committee is authorized to delegate to sub-committees such power and authority as it sees fit, including the power to award equity grants to non-officer employees, it has not elected to do so. The Compensation Committee has designed our executive compensation program to reward performance that meets or exceeds established financial goals that, if achieved, would result in increased stockholder value. We expect that as we mature as a publicly traded company that our Compensation Committee will continue to review, evaluate and modify our executive compensation framework.

Executive Summary

Fiscal 2013 Financial and Business Highlights

We provide a social business software platform that improves business results by enabling a more productive and effective workforce through enhanced communications and collaboration both inside and outside the enterprise. Organizations deploy our platform to improve strategic decision making and employee productivity, enhance revenue opportunities, lower operational costs and increase customer retention. We sell our platform primarily through a direct sales force both domestically and internationally.

In 2013, we achieved several significant financial and business results:

•	recorded total revenues of $145.8 million, a 28% increase compared to our 2012 total revenues;
•	recorded calculated short-term billings for 2013 of $170.5 million, a 23% increase compared to our 2012 calculated short-term billings;

•	recorded calculated total billings for 2013 of $176.1 million, a 15.2% increase compared to our 2012 calculated total billings;
•	increased our enterprise platform customer count from 800 at the end of 2012 to 876 at the end of 2013;
•	once again, Gartner recognized us as a market leader in their report, the “Magic Quadrant for Social Software in the Workplace,” released in the third quarter of 2013;
•	completed the acquisition of Clara, ehf., a private limited company founded in Iceland that provides a cloud-based analytics tool that allows businesses to understand, monitor and actively engage with community members within online platforms; and
•	completed the acquisition of StreamOnce, Inc., a company whose product offers a platform that connects third-party information streams directly into our Jive Social Business Platform, integrating disparate information systems for increased productivity.

Executive Compensation Philosophy and Objectives

Philosophy

We operate in a highly competitive and rapidly evolving market and we have experienced and expect to continue to experience increased competition between social business software companies and other enterprise software companies. Our ability to compete and succeed in this environment is directly correlated to our ability to recruit, incentivize and retain skilled and talented individuals to form an executive team characterized by a high level of sales, marketing, product, engineering, operations and financial expertise. Our compensation policy reflects our pay-for-performance philosophy and is designed to establish and maintain an executive compensation program that attracts and rewards proven and talented leaders who possess the skills and experience necessary to create long-term value for our stockholders, achieve our goals for topline revenue growth and profitability, expand our business and assist in the achievement of our strategic goals. The total compensation received by our NEOs varies based on individual and corporate performance, which is reflective of our pay-for-performance philosophy. Our executive compensation program also permits us to recognize and reward individual achievements within the framework of our overarching goals and objectives.

Objectives

The primary goals of our executive compensation program are to:

•	recruit and retain talented and experienced individuals who are able to develop, implement and deliver on both short-term and long-term value creation strategies;
•	provide a fixed component of pay, base salary, that the Compensation Committee believes is reasonable and competitive for our company size, industry and location;
•	align the interests of our executive officers and our stockholders;
•	implement and emphasize a performance-based aspect of compensation that rewards achievement of financial performance metrics; and
•	retain flexibility to review our compensation structure periodically as needed to focus on different business objectives from time to time, and review our compensation program at least annually.

Design

Our executive compensation program has historically been heavily weighted towards equity in the form of stock option grants and more recently restricted stock units. Our Compensation Committee determined that compensation in the form of equity helps to align our executives with the long-term interests of our stockholders by driving achievement of our strategic and financial goals, which over time is reflected in the value of our common stock. In fiscal 2012, we modified our practice from only granting stock options to granting an equal amount of stock options and restricted stock units. Additionally, in fiscal 2013, we awarded performance-based restricted stock units to our Chief Executive Officer, in addition to stock options and restricted stock units. In fiscal 2014, based in part on feedback we received from investors, we transitioned to granting all executive officers a mix of stock options, restricted stock units and performance-based restricted stock units. We continue to modify the mix of equity that we grant our executive officers to better align with the practices of our peers, further align our executives with the long-term interests of our stockholders and, with the move to restricted stock units reduce the overall dilution resulting from our equity compensation. Our Compensation Committee continues to believe that making equity awards a key component of executive compensation aligns the executive team with the long-term interests of the stockholders. To maintain a competitive compensation program, we have also offered cash compensation in the form of base salaries and annual cash bonuses tied to achievement of financial performance metrics. Our cash compensation is meant to compensate our executive officers for their day-to-day responsibilities and short-term (annual) incentive awards to drive excellence and leadership and reward our executives for achievement for our short-term financial objectives.

We review executive compensation annually. As part of this review process, we expect to consider the levels of compensation that we would be willing to pay to ensure that our compensation remains competitive, that we are meeting our retention objectives and the cost to us if we were required to find a replacement for a key executive or employee.

Our Compensation-Setting Process

The initial compensation arrangements with our executive officers, including the named executive officers, resulted from arm’s-length negotiations between us and each individual executive at the time of his or her hire. Prior to the formation of our Compensation Committee, the board of directors was primarily responsible for overseeing and approving the negotiation of these arrangements based on recommendations from the executive team, including our Chief Executive Officer, Chief People Officer and Executive Vice President and Chief Financial Officer. Typically, except with respect to his own compensation, our Chief Executive Officer made recommendations to our board of directors regarding compensation matters for each named executive officer, including with respect to each key element of compensation (i.e., base salary changes, annual bonus and equity-based awards).

Pursuant to its charter, the Compensation Committee is responsible for reviewing, evaluating and approving the compensation arrangements of our executive officers and for establishing and maintaining our executive compensation policies and practices. The Compensation Committee establishes the compensation for our NEOs, each of our executive officers and, when appropriate, certain other employees. For additional information on the Compensation Committee, see “Committees of the board of directors — Compensation Committee” elsewhere in this proxy statement.

The Compensation Committee is authorized to retain the services of one or more executive compensation advisors from time to time, as it sees fit, in connection with carrying out its duties and oversight of our executive compensation program. Beginning in 2011 and continuing through 2013, the Compensation Committee retained Radford to serve as its advisor with respect to its compensation programs, including advising on the market compensation environment, appropriate peer companies and compensation trends. Specifically, in 2013 Radford was engaged to:

•	provide recommendations to any changes to the peer group of companies to serve as a basis for assessing competitive compensation practices;

•	review and assess our current compensation programs relative to market to determine any changes that may need to be implemented in order to remain competitive with our peer group;
•	assess the competitiveness of the compensation program against the approved peer companies taking into consideration salary, incentives, equity and other benefits; and
•	review and recommend changes to executive contractual arrangements to ensure that they are consistent with peer and governance best practices.

Representatives of Radford occasionally attend Compensation Committee meetings, review meeting materials, and provide advice to the Compensation Committee upon its request.

In addition to the work that Radford performed for our Compensation Committee with respect to executive compensation, Radford provided management with guidance in the establishment of non-executive compensation as well. The total fees paid to Radford for 2013 were $48,764, with respect to executive compensation matters, and $22,300 with respect to non-executive compensation matters. Although Radford advised management with respect to non-executive compensation, it reported to the Compensation Committee with respect to executive compensation matters. In 2013, the Compensation Committee considered and assessed all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended, that could give rise to a potential conflict of interest with respect to Radford’s work. Based on this review, we are not aware of any conflict of interest that has been raised by work performed by Radford.

Our Compensation Committee generally expects to seek input from our Chief Executive Officer and other members of our executive team, when discussing the performance and compensation of the other named executive officers, as well as during the process of searching for and negotiating compensation packages with new senior management hires. No executive officer is present during deliberations or voting on his or her compensation. The Compensation Committee also expects to coordinate with our Executive Vice President and Chief Financial Officer in determining the financial and accounting implications of our compensation programs and hiring decisions.

A primary factor in our executive compensation program is to establish compensation practices and levels based on practices of companies in our peer group. The Compensation Committee, with Radford’s assistance, identified a peer group of publicly traded companies to include in our peer group for 2013. The Compensation Committee intends to continue to review the companies included in the peer group and the selection criteria annually and will make changes in connection with mergers and acquisitions and based on changes in the marketplace. In determining the appropriate level and form of compensation for 2013, the Compensation Committee reviewed market data relating to the cash and equity compensation from a specific set of peer companies comprised of publicly-held software companies. The Compensation Committee reviewed and considered the peer data presented by Radford, but did not engage in any benchmarking or targeting of any specific levels of pay.

The following companies comprised the peer group for compensation purposes in 2013:

Broadsoft Cornerstone OnDemand Infoblox LivePerson Netsuite Palo Alto Networks RealPage Synchronoss Technologies	Constant Contact IntraLinks Holdings LinkedIn LogMeIn OpenTable Proofpoint SolarWinds TeleNav

The peer group was determined using the following criteria:

•	publicly traded software companies located in technology hubs;
•	annual revenues generally between $50 million and $200 million;
•	growth companies, as demonstrated by historical revenue and/or stock price performance; and
•	companies with revenues and market values that are aspirational for our long-term goals.

We may include companies that do not fit these criteria if we believe that we are directly competing with such companies for executive talent.

The companies included in the peer group differ from those listed in the indices used to prepare our stock price performance graph, which can be found in our 2013 Annual Report. The Compensation Committee found that, based on input from management and Radford, the companies listed in the peer group more closely represent the labor markets in which we compete for executive talent.

Elements of Our Executive Compensation Program

The four key elements of our compensation package for named executive officers are on target earnings, made up of base salary and variable incentive compensation, equity-based awards, our broad-based employee benefits program and severance and change of control benefits. For our Senior Vice President of Worldwide Sales, variable incentive compensation includes a sales commission plan. Except with respect to bonuses, which typically are set as a pre-defined percentage of an individual’s salary, we do not use specific formulas or weightings in determining the allocation of the various pay elements; rather, each named executive officer’s compensation has been designed to provide a combination of fixed and at-risk compensation that is tied to achievement of our short and long-term objectives and rewards performance that meets or exceeds established goals.

On Target Earnings — Base Salary and Variable Incentive Compensation

When analyzing the total cash compensation for our named executive officers, we have viewed the total cash compensation of base salary plus the performance bonuses as the on target earnings for each executive officer. In addition, for Mr. McCracken, who is a sales executive, on target earnings includes base salary, discretionary cash performance bonuses and his sales commission plan. For Mr. McCracken, sales commissions were considered to be the primary motivational tool for achieving company goals.

Base Salary

We offer base salaries that are intended to provide a level of stable fixed compensation to executives for performance of day-to-day services. Each named executive officer’s base salary was established as the result of arm’s-length negotiation with the individual at the time of hiring, and is generally reviewed annually to determine whether an adjustment is warranted or required. The base salary is determined by the executive’s performance, responsibilities, the salary range for comparable positions within our peer group, and the individual’s qualifications and experience. It was the Compensation Committee’s philosophy for 2013 to transition from targeting base salaries in the 25th percentile of our peer group to the 50th percentile. In the past, our actual compensation position to market for base salaries for our executive officers had been below the 25th percentile. In March 2013, the Compensation Committee reviewed the base salaries of all of our executive officers, except our Chief Executive Officer, in connection with a compensation analysis performed by Radford, noting that our executives’ base salaries were below the 50th percentile target. Upon recommendation of our Chief Executive Officer, the Compensation Committee determined that the annual base salaries of our executive officers should be adjusted to achieve a rate closer to the 50th percentile level for those executives with base salaries falling below such threshold. Additionally, in May 2013, our Compensation Committee increased our Chief Executive Officer’s base salary to approximately the 50th percentile.

The adjustments to the base salaries of the named executive officers, which were effective on April 1, 2013, for all executives, excluding our Chief Executive Officer whose salary adjustment was effective June 1, 2013, were as follows, and the adjusted salaries approximated the 50th percentile of the 2013 peer group:

Name	2012 Annual Base Salary	2013 Annual Base Salary	Percentage Increase
Anthony Zingale	$300,000	$450,000	50.0%
Bryan J. LeBlanc	230,000	290,000	26.1
John McCracken	225,000	275,000	22.2
Oudi Antebi	200,000	260,000	30.0
Brian J. Roddy	210,000	260,000	23.8
John Rizzo	230,000	258,750	12.5

The actual base salaries paid to the named executive officers during 2013 are set forth in the Summary Compensation Table below.

Variable Incentive Compensation

Our Compensation Committee adopted an annual cash bonus plan for 2013 in order to reward the performance of our executive officers in achieving our financial and strategic objectives. Our Compensation Committee established an annual target bonus amount that is expressed as a percentage of base salary, for each of our executive officers. Under terms of the annual cash bonus plan, each executive was entitled to earn a bonus at the end of the fiscal year that would vary in size depending on our success in meeting certain performance targets, subject to thresholds below target and maximums above target. For purposes of the 2013 bonus plan, the Compensation Committee established two financial measures. The target bonus amount, which was equivalent to a payout at 100%, was set based on achieving target bonus goals. No bonus payout for a particular performance metric would be earned unless the performance threshold for that metric was met, and the bonus payout would be weighted for achievement between the bonus thresholds and targets. It is our philosophy to place a significant portion of the total on target earnings at risk and directly dependent upon the achievement of performance goals. Consistent with this philosophy, our Compensation Committee believes that variable incentive compensation should potentially equal base salary when corporate performance exceeds the target goals. The methodology is set forth below and in the Grants of Plan-Based Awards Table.

In addition to the annual cash bonus plan, Mr. McCracken is entitled to commissions based on a sales commission plan. Mr. McCracken’s sales commission plan was based on bookings-related metrics, including new business, renewals, and professional services. We have not disclosed the specific formulae or metrics targets for several reasons, including our belief that disclosure would result in competitive harm. The specific targets for new business, renewals and professional services for Mr. McCracken were established by our Compensation Committee, taking into account the board approved plan for fiscal 2013 and with input from our Chief Executive Officer. These targets were based on our historical operating results and growth rates, as well as our expected future results, and were designed to require significant effort on the part of Mr. McCracken. If the targets were disclosed, we believe the information would provide competitors with insights into our operations and sales compensation programs that would be harmful to us. The Compensation Committee believed that Mr. McCracken’s annual incentive structure was appropriate because it would drive sales and profitability.

Corporate Performance Measures

For the plan adopted in 2013, our Compensation Committee established two performance measures; the annual contract value of new business bookings and free cash flow, each with equal weighting. These financial metrics were selected because the Compensation Committee and the Chief Executive Officer felt they achieve the appropriate balance between top line growth and our ability to manage our operations through free cash flow targets. New business bookings were calculated based on the annual contract value of billings to either new customers or incremental billings to existing customers for the purchase of additional users, modules or page views. New business bookings are recognized at the time a contract is executed and billed, regardless of acceptance or other provisions that may delay recognition of revenue. Free cash flow is defined as cash flows provided by operating activities minus cash flows used to purchase capital expenditures.

2013 Bonus Determinations

In January 2014, our Compensation Committee reviewed our performance compared to the financial performance metrics in the fiscal year 2013 bonus plan, and, based on our achievement of the combined performance metrics below the threshold set in the plan, resulted in a payout of 0%.

Mr. McCracken’s sales commission component of his variable incentive compensation was earned and paid monthly based on achievement of bookings for each month.

Corporate Performance Achievement for 2013

	Plan Weight	Target (in millions)	Payout Factor	Payout %	Final Payout
New Business Bookings, annual contract value	50%	**	50%	0%
Free Cash Flow*	50	0.0	50	0
Corporate performance achievement and executive bonus pool funding				0%	0%

*	target was breakeven ($0.00)
**	We have not disclosed the specific annual new business bookings target for several reasons, including our belief that disclosure would result in competitive harm. The specific targets for annual new business bookings is the same as is used to compensate Mr. McCracken within his commissions compensation plan, as discussed above, and was established by our Compensation Committee, with input from our Chief Executive Officer. This target was based on our historical operating results and growth rates, as well as our expected future results, and was designed to require significant effort from our executives to achieve. If the targets were disclosed, we believe the information would provide competitors with insights into our operations and sales compensation programs that would be harmful to us. The Compensation Committee believed that corporate bonus annual incentive structure was appropriate because it is designed to drive sales and profitability.

The bonus amount for each NEO was based on the financial performance attainment being below the specified threshold, which resulted in a payout percentage of 0% for 2013. Due to the fact that the performance attainment for the performance targets was 0%, no bonuses were paid out to the NEOs pursuant to this plan for 2013.

We believe this bonus outcome demonstrates our commitment to pay for performance and aligning our executives’ compensation with creation of shareholder value.

Equity-Based Awards

We grant equity awards to motivate and reward our named executive officers for achieving both short-term and long-term performance goals as reflected in the value of our common stock, which we believe aligns the interests of our named executive officers with those of our stockholders and our long-term growth objectives. Prior to our initial public offering, the equity awards we granted pursuant to our equity incentive plans were limited to stock options with exercise prices equal to the fair market value of our common stock on the grant date as determined by our board. In fiscal 2012, we also began awarding restricted stock units and, to a limited extent, performance-based restricted stock units as part of our equity compensation. Annual equity awards are a staple component of our compensation structure for executives.

Our Compensation Committee believes that granting equity to management is beneficial in aligning management and stockholder interests by focusing executives on increasing stockholder value, which in turn increases the ultimate value of the awards. The sizes and types of awards that have historically been granted to newly-hired executive officers have not been determined based on a specific formula, but rather on a combination of the board of directors’ or Compensation Committee’s discretionary judgment regarding the appropriate level of compensation for the position, the need to fill a particular position, and the negotiation process with the particular individual involved. Since February 2010, we have also solicited input from Radford, which has provided its assessment regarding equity-based awards for new executives as well as provided guidelines for annual grants. We target annual equity-based awards at the 75th percentile for our peer group and annual equity awards are based on guidelines that provide awards commensurate with position levels and that reflect grant practices within our peer group.

In 2013, the Compensation Committee evaluated a number of factors to determine grants of equity awards to the executive officers, including recommendations from the Chief Executive Officer, individual executive performance and contribution over the past twelve months, and the equity compensation practices of our peer group. The Compensation Committee granted a blend of stock options and restricted stock units to reward the achievement of long-term goals, provide a powerful retention tool and minimize the impact on dilution. Stock options and restricted stock units are designed to increase stockholder value and reward achievement of our long-term strategic goals since the value of the stock options and restricted stock are directly related to the future value of our common stock. To further align our Chief Executive Officer with the long-term interests of our stockholders, in addition to stock options and restricted stock awards, the Compensation Committee granted performance-based stock awards to the Chief Executive Officer during 2013. Based on the our fiscal 2013 performance no shares related to the performance-based restricted stock units granted to our Chief Executive Officer in 2013 were earned or vested, further demonstrating our commitment to pay for performance. To determine the size of the awards, the Compensation Committee evaluated the total value of the equity grant against the 75th percentile of the long-term equity incentive compensation from our peer group. Furthermore, as mentioned above, in early 2014, we granted a mix of stock options, restricted stock awards and performance-based restricted stock awards to all executives. The Compensation Committee’s decision in allocating equity-based incentives among three different forms of equity is intended to provide a blended mix of incentives aligned with stockholders’ interests that will incentivize and retain the executives.

See the “Grant of Plan-Based Awards Table for the Year Ended December 31, 2013” below for information regarding stock-based award grants to the NEOs during 2013.

Broad-Based Employee Benefits Programs

Our employee benefit programs, including our 401(k) plan and health, dental, vision and short-term disability programs, are designed to provide a competitive level of benefits to our employees, including our named executive officers and their families. We also periodically provide meals on premise to our employees in our office. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other United States full-time employees.

We have established a tax-qualified Section 401(k) retirement savings plan for all of our employees, subject to standard eligibility requirements. Under this plan, participants may elect to make pre-tax contributions to the plan of up to a certain portion of their compensation, not to exceed the applicable statutory income tax limitation.

Post-Employment Compensation

The terms and conditions of employment for each of our named executive officers are set forth in their respective offer letter agreements. See “Employment Agreements, Offer Letters and Potential Payments Upon Termination or Change-in-Control” below for more information on these agreements. These agreements and/or applicable equity award documents provide for certain benefits in the event of the named executive officer’s termination of employment under specified circumstances or upon a change in control. We believe that in some cases our extension of these post-employment and change in control benefits was necessary in order to induce these individuals to forego other competitive opportunities that were available to them. We also believe that entering into these arrangements will help our executives maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change of control. The material terms of these post-employment arrangements are set forth in “Potential Payments Upon Termination or Change in Control” below.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”), limits the amount that we may deduct from our federal income taxes for remuneration paid to our executive officers to one million dollars per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” as well as for the gain recognized by executive officers upon the exercise of qualifying compensatory stock options. While our Compensation Committee is mindful of the benefit to us of the full deductibility of compensation and will consider deductibility when analyzing potential compensation alternatives, our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our Compensation Committee has not adopted a policy that requires that all compensation be deductible.

Taxation of “Parachute” Payments and Deferred Compensation

We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2013, and we have not agreed and are not otherwise obligated to provide any named executive officers with such a “gross-up” or other reimbursement. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

Accounting Treatment

We account for stock compensation in accordance with the authoritative guidance, which requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. Authoritative accounting guidance also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, included in this proxy statement, with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2013 and included in this proxy statement.

Submitted by the Compensation Committee of the board of directors:

James J. Goetz (Chair)
Thomas Reilly
Ted E. Schlein

COMPANY COMPENSATION POLICIES AND PRACTICES, RISK ANALYSIS

The Compensation Committee and the full board of directors considered whether our compensation policies and practices, and, in particular, our variable performance compensation plans, incent participants to take increased risks, which could reasonably result in a material adverse effect to us. The board of directors and Compensation Committee concluded that such plans and its elements, policies and practices do not create an incentive to take unreasonable risks that could result in material adverse effects on us. In reaching this conclusion, the board of directors and Compensation Committee members noted the following:

•	Our incentive plans focus on key performance metrics, which are less susceptible to manipulation or being favorably influenced by risk-taking activity.
•	We do not engage in any derivative transactions, forward or futures contracts or other “bet-the-company” contracts.
•	A meaningful component of compensation is equity grants with extended vesting periods designed to ensure that our long-term prosperity is an important goal of participants.

COMPENSATION RECOVERY POLICIES

The Compensation Committee has not yet adopted a policy with respect to making retroactive adjustments to any cash or equity-based incentive compensation paid to our NEOs or other employees where the payment was based on the achievement of financial results that were subsequently revised. The Compensation Committee intends to adopt a general compensation recovery policy after the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 1, 2014. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Current Position(s) with Company
Anthony Zingale	58	Chief Executive Officer, Director and Chairman
Bryan J. LeBlanc	47	Executive Vice President and Chief Financial Officer
Oudi Antebi	39	Executive Vice President of Products
John McCracken	47	Senior Vice President of Worldwide Sales
William Pierznik	40	Chief Legal Officer
Brian J. Roddy	44	Executive Vice President of Engineering
Elisa Steele	47	Executive Vice President of Strategy and Chief Marketing Officer

For information on the business background of Mr. Zingale, see “Election of Board of Directors” above.

Bryan J. LeBlanc, our Executive Vice President and Chief Financial Officer, has been with the Company since July 2008. Prior to joining us, Mr. LeBlanc served as the Chief Financial Officer of Webtrends Inc., a web analytics software company, from March 2006 to July 2008. Prior to that, Mr. LeBlanc served as Vice President of Finance and Operations for Mercury Interactive Corporation from May 2002 to March 2006. From March 2001 to May 2002, Mr. LeBlanc served as Chief Financial Officer of inSilicon Corporation, a semiconductor IP provider. From March 2000 to March 2001, Mr. LeBlanc was Chief Financial Officer for Fogdog, Inc., an online retailer of sporting goods and related merchandise. From June 2007 to September 2009, Mr. LeBlanc was a member of the board of directors of Borland Software Corporation. He also currently serves on the board of a private company. Mr. LeBlanc holds an M.B.A. in Finance and Marketing from Santa Clara University and a B.A. in Biology from Holy Cross College.

Oudi Antebi, our Executive Vice President, Products, has been with the Company since May 2011 and an executive officer since April 2013. Prior to joining us, Mr. Antebi was Chief Executive Officer of OffiSync, a company that developed solutions integrating Microsoft Office with social platforms, which we acquired in May 2011, since January 2010. Prior to that, Mr. Antebi was the Executive Vice President of Marketing and Strategy at Panorama Software, a software company building reporting and analytics products for the enterprise, from November 2005 to November 2008. Prior to joining Panorama Software, Mr. Antebi spent nearly eight years at Microsoft, where he held various strategic positions in the Microsoft Office, Microsoft SharePoint as well as other enterprise product divisions and was directly responsible for product management and marketing. Mr. Antebi holds a B.S. in Business and Communication from The Israel College of Management.

John McCracken, our Senior Vice President of Worldwide Sales, has been with the Company since November 2008. Prior to joining us, Mr. McCracken served as Senior Vice President of Sales at Inovis, Inc., a business management software provider, from March 2007 to October 2008. Prior to Inovis, he served as Director of Sales, South Central Region, for Mercury Interactive from 2001 to 2004, and as its Vice President of Sales of the Americas for IT Governance and Application Performance Solutions from 2004 to December 2007. Mr. McCracken has also held executive management positions at American Express Company, Warrantech Corporation and PC ServiceSource, Inc., and served as an advisory board member for iConclude Co. Mr. McCracken holds a B.B.A. in Marketing from The University of Texas, Austin.

William Pierznik, our Chief Legal Officer, has been with the Company since May 2011. Prior to joining us, Mr. Pierznik was the founder and managing partner of alto law group, a technology-focused law firm based in Portland, Oregon. Prior to alto, Mr. Pierznik worked in the Portland office of Stoel Rives LLP. Mr. Pierznik began his legal career with the Silicon Valley-based law firm of Cooley LLP. He holds a J.D. from the University of California, Los Angeles School of Law and a B.A. in History from Haverford College.

Brian J. Roddy, our Executive Vice President of Engineering, has been with the Company since May 2010. Prior to joining us, from February 2007 to May 2010, Mr. Roddy served as Senior Director of Engineering at Cisco Systems, Inc., a networking communications and information technology provider. Mr. Roddy joined Cisco as a result of the acquisition of Reactivity, Inc., a networking company, which he co-founded in 1997. At Reactivity, Mr. Roddy served as Vice President of Engineering and as a member of the board of directors. Prior to Reactivity, Mr. Roddy was a senior scientist at Apple Inc. Mr. Roddy holds an M.S. in Computer Science from University of Wisconsin-Madison and a B.S.E. in Computer Science from the University of Pennsylvania.

Elisa Steele, our Executive Vice President of Strategy and Chief Marketing Officer, has been with the Company since January 2014. Prior to joining us, from August 2013 to December 2013, Ms. Steele served as Corporate Vice President and Chief Marketing Officer of Consumer Applications

and Services at Microsoft. Ms. Steele joined Microsoft as a result of the acquisition of Skype, where she worked as Chief Marketing Officer. Prior to that, Ms. Steele served as Executive Vice President and Chief Marketing Officer at Yahoo! from March 2009 to December 2011, and Senior Vice President of Corporate Marketing at NetApp from March 2005 to February 2009. Ms. Steele holds an M.B.A. in Marketing and Management from San Francisco State University and a B.S. in Business Administration from University of New Hampshire.

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned during the years ended December 31, 2013, 2012 and 2011 by (i) our Principal Executive Officer (“PEO”); (ii) our Principal Financial Officer (“PFO”); and (iii) the three most highly compensated executive officers other than our PEO and PFO who were serving as executive officers at December 31, 2013, as well as one additional former executive officer who would have met the requirement, but for the fact that he was not serving as an executive officer as of December 31, 2013 (collectively, the “named executive officers”).

Summary Compensation Table for 2013

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Anthony Zingale(4) Chief Executive Officer	2013	$378,500	$—	$1,690,000	$846,000	$—	$—	$2,914,500
	2012	300,000	—	1,958,625	1,001,441	130,800	10,196	3,401,062
	2011	300,000	—	—	—	150,000	—	450,000
Bryan J. LeBlanc Executive Vice President and Chief Financial Officer	2013	274,994	—	490,200	246,900	—	4,667	1,016,761
	2012	230,000	—	435,250	222,543	100,280	4,533	992,606
	2011	230,000	—	—	—	122,764	3,750	356,514
John McCracken Senior Vice President of Worldwide Sales	2013	275,000	—	370,500	183,750	403,902	8,045	1,241,197
	2012	225,000	—	435,250	222,543	373,750	12,991	1,269,534
	2011	225,000	—	—	—	407,947	8,722	641,669
Oudi Antebi(5) Executive Vice President of Products	2013	244,994	—	246,900	490,200	—	14,161	996,255
Brian Roddy Executive Vice President of Engineering	2013	247,494	—	246,900	490,200	—	7,000	991,594
	2012	210,000	—	435,250	222,543	91,560	6,800	966,153
	2011	210,000	—	—	—	101,851	9,537	321,388
John F. Rizzo(6) Former Chief Marketing Officer	2013	185,310	—	205,750	408,500	—	202,984	1,002,544
	2012	230,000	—	435,250	222,543	100,280	—	988,073
	2011	113,378	75,000	—	2,101,618	54,706	—	2,344,702

(1)	Represents the grant date fair value. See Note 10 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for information on the valuation assumptions and other related information.
(2)	Amounts in this column represent amounts earned pursuant to our Executive Bonus Plan as described in further detail below in the Grants of Plan-Based Awards Table. No bonuses were earned in the 2013 Plan year.
(3)	All other compensation for 2013 includes the following:

Name	Other	Severance	401(k) Matching Contributions	Total
Anthony Zingale	$—	$—	$—	$—
Bryan J. LeBlanc	—	—	4,667	4,667
John McCracken	1,045	—	7,000	8,045
Oudi Antebi	873	—	13,288	14,161
Brian Roddy	—	—	7,000	7,000
John F. Rizzo	—	202,984	—	202,984

(4)	Mr. Zingale’s stock award value relates to 100,000 restricted stock units, of which 25,000 were to vest based on the achievement of certain performance metrics for 2013. The value of performance awards reported in the Summary Compensation Table is based on the probable achievement of such performance metrics on the grant date rather than the ultimate achievement against those performance metrics as of the reporting date. Based on the actual achievement of the performance metrics for 2013, no shares with performance conditions were earned or vested. The remaining 75,000 restricted stock units shall vest as to 25% of the total granted on each of May 16, 2014, May 18, 2015, May 16, 2016 and May 16, 2017.
(5)	Mr. Antebi became an executive officer in April 2013 and, as such, we have only provided summary compensation details for 2013.
(6)	Mr. Rizzo’s employment began in July 2011 and, accordingly, his salary represents amounts earned from that date. Bonus for Mr. Rizzo in 2011 represents a signing bonus. Mr. Rizzo ceased to be an executive officer effective July 30, 2013 and ceased to be an employee effective October 31, 2013.

Grants of Plan-Based Awards Table for the Year Ended December 31, 2013

		Estimated future payouts under non-equity incentive plan awards(1)			All other stock awards: number of shares of stock or units (#)	All other Option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards ($)(2)
Name	Grant date(1)	Threshold ($)	Target ($)	Maximum ($)
Anthony Zingale(3)	—	$112,500	$225,000	$450,000	—	—	$—	$—
	5/31/13	—	—	—	—	100,000	16.90	846,000
	5/31/13	—	—	—	100,000	—	—	1,690,000
Bryan J. LeBlanc	—	72,500	145,000	290,000	—	—	—	—
	03/21/13	—	—	—	—	30,000	16.34	246,900
	03/21/13	—	—	—	30,000	—	—	490,200
John McCracken(4)	—	—	375,000	—	—	—	—	—
	05/06/13	—	—	—	—	25,000	14.82	183,750
	05/06/13	—	—	—	25,000	—	—	370,500
Oudi Antebi	—	65,000	130,000	260,000	—	—	—	—
	03/21/13	—	—	—	—	30,000	16.34	246,900
	03/21/13	—	—	—	30,000	—	—	490,200
Brian Roddy	—	65,000	130,000	260,000	—	—	—	—
	03/21/13	—	—	—	—	30,000	16.34	246,900
	03/21/13	—	—	—	30,000	—	—	490,200
John F. Rizzo	—	64,688	129,375	258,750	—	—	—	—
	03/21/13	—	—	—	—	21,000	16.34	205,750
	03/21/13	—	—	—	21,000	—	—	408,500

(1)	For each of the named executive officers, the target bonus was set by our Compensation Committee and was based on achieving 100% of the plan goals. For the 2013 bonus, for achieving the threshold level of plan goals, the bonus would equal 50% of the target bonus. For achieving the maximum level of plan goals, the bonus would equal 200% of the target bonus. As described above, no amounts were earned pursuant to the 2013 plan.
(2)	See Note 10 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for information on the valuation assumptions and other related information.
(3)	Of the 100,000 restricted stock units granted to Mr. Zingale, 25,000 were to vest based on the achievement of certain performance metrics for 2013. The value of performance awards reported in the Summary Compensation Table is based on the probable achievement of such performance metrics on the grant date rather than the ultimate achievement against those performance metrics as of the reporting date. Based on the actual achievement of the performance metrics for 2013, no shares with performance conditions were earned or vested. The remaining 75,000 restricted stock units shall vest as to 25% of the total granted on each of May 16, 2014, May 18, 2015, May 16, 2016 and May 16, 2017.
(4)	There is no threshold or maximum for Mr. McCracken’s sales compensation plan. See “Compensation Discussion and Analysis.”

Option Exercises and Stock Vested for the Year Ended December 31, 2013

The following table summarizes stock options exercised and restricted stock vested during 2013 for each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Anthony Zingale	—	$—	28,125	$423,000
Bryan J. LeBlanc	127,000	1,933,193	6,250	94,000
John McCracken	445,000	6,507,008	6,250	94,000
Oudi Antebi	—	—	12,575	154,278
Brian Roddy	100,000	1,328,900	6,250	94,000
John F. Rizzo	—	—	6,250	94,000

(1)	This amount represents the fair value of our common stock on the date of exercise, less the option exercise price multiplied by the number of shares for which the option was exercised.
(2)	This amount represents the fair value of our common stock on the date of vest multiplied by the number of shares that vested.

Outstanding Equity Awards at Year End 2013

The following table sets forth the outstanding equity awards held by the named executive officers as of December 31, 2013:

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($/Sh)	Option expiration date		Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Anthony Zingale	1,013,927	344,723	$1.75	06/02/17	(1)	—		$—
	44,531	67,969	17.41	05/23/22	(2)	—		—
	—	100,000	16.90	05/31/23	(3)	—		—
	—	—	—	—		84,375	(9)	949,219
	—	—	—	—		75,000	(10)	843,750
Bryan J. LeBlanc	552,841	—	0.53	07/31/18		—		—
	158,188	—	0.56	04/17/19		—		—
	83,333	16,667	2.61	09/08/20	(4)	—		—
	9,896	15,104	17.41	05/23/22	(2)	—		—
	—	30,000	16.34	03/21/23	(5)	—		—
	—	—	—	—		18,750	(9)	210,938
	—	—	—	—		30,000	(10)	337,500

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($/Sh)	Option expiration date		Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
John McCracken	119,151	—	0.53	11/12/18		—		—
	116,413	—	0.56	04/16/19		—		—
	9,896	15,104	17.41	05/23/22	(2)	—		—
	—	25,000	14.82	05/06/23	(6)	—		—
	—	—	—	—		18,750	(9)	210,938
	—	—	—	—		25,000	(10)	281,250
Oudi Antebi	8,883	23,917	12.15	11/08/22	(7)	—		—
	6,927	10,573	17.41	05/23/22	(2)	—		—
	—	30,000	16.34	03/21/23	(5)	—		—
	—	—	—	—		24,600	(11)	276,750
	—	—	—	—		13,125	(9)	147,656
	—	—	—	—		30,000	(10)	337,500
Brian Roddy	1,052,907	134,059	1.75	06/03/20	(8)	—		—
	9,896	15,104	17.41	05/23/22	(2)
	—	30,000	16.34	03/21/23	(5)	—		—
	—	—	—	—		18,750	(9)	210,938
	—	—	—	—		30,000	(10)	337,500
John F. Rizzo	8,854	—	17.41	05/23/22	(2)	—		—

(1)	These options may be exercised early, and to the extent such shares are unvested as of a given date, such shares will remain subject to a right of repurchase held by us. These options vested as to 25% of the total granted on June 3, 2011, with an additional 1/12 of the remaining amount vesting quarterly over the following 12 quarters with full vesting occurring on June 3, 2014. At December 31, 2013, options covering 344,723 shares remained unvested.
(2)	These options vested as to 25% of the total granted on May 23, 2013, with an additional 1/36 of the remaining amount vesting monthly over the following 36 months with full vesting occurring on May 23, 2016.
(3)	These options vested as to 25% of the total granted on May 31, 2014, with an additional 1/36 of the remaining amount vesting monthly over the following 36 months with full vesting occurring on May 31, 2017.
(4)	These options vested as to 25% of the total granted on August 1, 2011, with an additional 1/36 of the remaining amount vesting monthly over the following 36 months with full vesting occurring on August 1, 2014.
(5)	These options vested as to 25% of the total granted on March 21, 2014, with an additional 1/36 of the remaining amount vesting monthly over the following 36 months with full vesting occurring on March 21, 2017.
(6)	These options vested as to 25% of the total granted on May 6, 2014, with an additional 1/36 of the remaining amount vesting monthly over the following 36 months with full vesting occurring on May 6, 2017.
(7)	These options vested as to 25% of the total granted on November 18, 2013, with an additional 1/36 of the remaining amount vesting monthly over the following 36 months with full vesting occurring on November 18, 2016.

(8)	These options vested as to 25% of the total granted on May 24, 2011, with an additional 1/36 of the remaining amount vesting monthly over the following 36 months with full vesting occurring on May 24, 2014.
(9)	These shares vested as to 25% of the total granted on May 16, 2013, with an additional 25% vesting on each of May 16, 2014, May 18, 2015 and May 16, 2016.
(10)	These shares vest as to 25% of the total granted on each of May 16, 2014, May 18, 2015, May 16, 2016 and May 16, 2017.
(11)	These shares vested as to 25% of the total granted on November 18, 2013, with an additional 25% vesting on each of November 17, 2014, November 16, 2015 and November 16, 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 25, 2014, certain information regarding beneficial ownership of our common stock (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding common stock, (b) by each director and nominee for director, (c) by the named executive officers (as defined at “Executive Compensation”) and (d) by all of our current executive officers and directors as a group.

Unless otherwise indicated, the address for each listed stockholder is c/o Jive Software, Inc., 325 Lytton Avenue, Suite 200, Palo Alto, California 94301. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by the person.

Beneficial ownership includes sole or shared voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of the determination date or restricted stock units that vests within 60 days of the determination date, which in the case of the following table is March 25, 2014. Such shares issuable pursuant to stock options or restricted stock are deemed outstanding for computing the percentage of the person holding such options or restricted stock units but are not deemed outstanding for computing the percentage of any other person. The percentage of beneficial ownership is based on 70,358,577 shares of common stock outstanding as of March 25, 2014.

	Number of Shares(1)	Percent of Shares Outstanding
5% or greater stockholders:
Entities affiliated with Sequoia Capital(2)	13,560,186	19.3%
Empire Capital Management, LLC.(3)	6,530,000	9.3%
Matthew Tucker(4)	6,393,265	9.1%
Entities affiliated with Kleiner Perkins Caufield & Byers(5)	4,850,581	6.9%
William Lynch(6)	4,757,764	6.8%
Named executive officers and directors:
James J. Goetz(7)	13,588,155	19.3%
Theodore (“Ted”) E. Schlein(8)	4,878,420	6.9%
Anthony Zingale(9)	2,803,159	3.9%
Brian Roddy	1,226,133	1.7%
Bryan J. LeBlanc	845,196	1.2%
William A. Lanfri(10)	609,070	*
John McCracken	591,128	*
Oudi Antebi	182,215	*
Charles (“Chuck”) J. Robel	138,871	*

	Number of Shares(1)	Percent of Shares Outstanding
Jonathan G. Heiliger	104,923	*
William Pierznik	85,196	*
Thomas J. Reilly	10,303	*
Margaret (“Marge”) A. Breya	1,000	*
John Rizzo	—	*
All current executive officers and directors as a group (15 persons)	31,570,472	42.5%

*	Less than 1%
(1)	Includes restricted stock units that vests within 60 days of March 25, 2014 as well as shares of common stock subject to options currently exercisable or exercisable within 60 days of March 25, 2014 as follows:

	Option Awards	Stock Awards
Brian Roddy	1,209,049	17,084
Anthony Zingale	991,112	63,542
Bryan J. LeBlanc	828,112	17,084
John McCracken	239,314	12,500
Charles (“Chuck”) J. Robel	134,723	4,148
Jonathan G. Heiliger	101,251	3,672
William Pierznik	69,916	12,417
Oudi Antebi	31,883	15,209
William A. Lanfri	24,167	3,845
James J. Goetz	24,167	3,802
Theodore (“Ted”) E. Schlein	24,167	3,672
Thomas J. Reilly	6,906	3,397
Margaret (“Marge”) A. Breya	—	—
All executive officers and directors as a group	3,772,267	186,310
(2)	Includes 12,852,325 shares held by Sequoia Capital Growth Fund III, L.P., 597,327 shares held by Sequoia Capital Growth Principals Fund III and 110,534 shares held by Sequoia Capital Growth Partners III, L.P., collectively the Sequoia Funds. SCGF III Management, LLC is the general partner of Sequoia Capital Growth Fund III and Sequoia Capital Growth Partners III, and the managing member of Sequoia Capital Growth III Principals Fund (collectively referred to as Sequoia Capital). The managing members of SCGF Management III, LLC, Roelof Botha, J. Scott Carter, James J. Goetz, Michael Goguen, Douglas Leone and Michael Moritz, have shared voting and dispositive powers over the shares. Mr. Goetz is a member of our board of directors. The address for Sequoia Capital is 3000 Sand Hill Road, 4-250, Menlo Park, CA 94025.
(3)	According to a Schedule 13G filed on February 14, 2014, Empire Capital Management, LLC (“Empire Management”) beneficially owns 6,530,000 shares of our common. Empire Management serves as the investment manager to, and has investment discretion over the securities held by, Empire Capital Partners, LP, Empire Capital Partners, LTD, Empire Capital Partners Enhanced Master Fund, LTD, Charter Oak Partners LP and Charter Oak Partners II LP. The schedule 13G states that Scott A. Fine and Peter J. Richards are the managing members of Empire Management and therefore are deemed to have shared voting power and shared dispositive power with respect to these shares.
(4)	Includes 5,917,460 shares held by the Matthew Tucker Trust under agreement dated May 26, 2011 and 475,805 shares held by the Tucker Family 2011 Irrevocable Trust under agreement dated June 1, 2011, of which trusts Mr. Tucker is trustee.

(5)	All 4,850,581 shares are held by Kleiner Perkins Caufield & Byers XIII, LLC (“KPCB XIII”). The managing member of KPCB XIII is KPCB XIII Associates, LLC (“KPCB XIII Associates”). Brook H. Byers, L. John Doerr, Raymond J. Lane and Theodore E. Schlein, the managing directors of KPCB XIII Associates, exercise shared voting and dispositive control over the shares held by KPCB XIII. The shares held by Kleiner Perkins Caufield & Byers XIII, LLC are held for convenience in the name of “KPCB Holdings, Inc. as nominee,” for the accounts of the individual managers and other individuals and entities that each exercises its own voting and dispositive control over the shares for its own account. Mr. Schlein is a member of our board of directors. The address for KPCB Holdings, Inc. is 2750 Sand Hill Road, Menlo Park, CA 94025.
(6)	Represents shares held by The William Matthew Lynch Trust dated May 6, 2011 fbo William Matthew Lynch.
(7)	Consists of shares listed in footnote (2) above, which are held by the entities associated with Sequoia Capital and shares of common stock subject to options that are currently exercisable by Mr. Goetz. Mr. Goetz, one of our directors, is a managing member and venture investor of the general partner of the Sequoia funds, and therefore may be deemed to share voting power and investment control over the shares held by these entities.
(8)	Consists of shares listed in footnote (5) above, which are held by KPCB Holdings, Inc. and shares of common stock subject to options that are currently exercisable by Mr. Schlein. Mr. Schlein, one of our directors, is a managing partner of the general partner of KPCB Holdings, Inc., and therefore may be deemed to share voting power and investment control over the shares held by KPCB Holdings, Inc.
(9)	Includes 2,000 shares held by The Sam Maxwell Zingale Trust U/A DTD 12-11-00, for which the Mr. Zingale serves as a trustee.
(10)	Includes shares held in the name of Hawkswatch Holdings, LLC. Mr. Lanfri is the sole member of Hawkswatch Holdings and therefore is deemed to have voting power and investment control over the shares held by this entity.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this Proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that, during 2013, all Section 16(a) filing requirements were satisfied on a timely basis.

EMPLOYMENT AGREEMENTS, OFFER LETTERS AND POTENTIAL PAYMENTS
UPON TERMINATION OR CHANGE-IN-CONTROL

Anthony Zingale

We entered into an executive employment agreement with Mr. Zingale, our Chief Executive Officer, in May 2010. The executive employment agreement has no specific term and constitutes at-will employment. Mr. Zingale’s current annual base salary is $450,000, and he is eligible to earn bonus compensation under our executive bonus compensation plan. The executive employment agreement provides for acceleration of 100% of the then-outstanding equity awards covering shares of our common stock in the event Mr. Zingale is terminated for any reason or not offered employment as the resulting organization’s chief executive officer at a location within 35 miles of the previous location of Mr. Zingale’s employment following a change in control. In addition, in August 2011, our board of directors adopted a policy that provides that if Mr. Zingale is involuntarily terminated not within 12 months following a change of control, he will be paid 12 months of his base salary and provided 12 months of benefits continuation and, if Mr. Zingale is involuntarily terminated without cause or if Mr. Zingale terminates his employment for good reason within 12 months following a change of control, he will be paid 18 months of his base salary and provided 18 months of benefits continuation.

Bryan J. LeBlanc

We entered into an offer letter with Mr. LeBlanc, our Chief Financial Officer, in June 2008. The offer letter agreement has no specific term and constitutes at-will employment. Mr. LeBlanc’s current annual base salary is $290,000, and he is eligible to earn bonus compensation under our executive bonus compensation plan. The executive employment agreement provides for acceleration of the then-outstanding equity awards by an amount equal to the lesser of 1) the then-outstanding equity awards or 2) 50% of the total number of shares subject to such equity award at the time of its grant in the event Mr. LeBlanc is either involuntarily terminated without cause or is terminated by Mr. LeBlanc for good reason, each within 12 months following a change in control. In addition, in August 2011, our board of directors adopted a policy that provides that if Mr. LeBlanc is involuntarily terminated not within 12 months following a change of control, he will be paid nine months of his base salary and provided nine months of benefits continuation and if Mr. LeBlanc is involuntarily terminated without cause or if Mr. LeBlanc terminates his employment for good reason within 12 months following a change of control, he will be paid 12 months of his base salary and provided 12 months of benefits continuation.

John McCracken

We entered into an offer letter with Mr. McCracken, our Senior Vice President of Worldwide Sales, in October 2008. The offer letter agreement has no specific term and constitutes at-will employment. Mr. McCracken’s current annual base salary is $275,000 and he is eligible to earn sales commissions monthly based on a sales commission (the “2014 Sales Commission Plan”). Mr. McCracken’s target commission amount under the 2014 Sales Commission Plan is $375,000. On January 13, 2014, we entered into an amended change of control and retention agreement with Mr. McCracken. The amended change of control and retention agreement provides that if Mr. McCracken is involuntarily terminated not within 12 months following a change of control, he will be paid 12 months of his base salary and provided 12 months of benefits continuation. If Mr. McCracken is involuntarily terminated without cause or if Mr. McCracken terminates his employment for good reason within 12 months following a change of control, he will be paid 12 months of his base salary, provided 12 months of benefits continuation. Additionally, the amended change of control and retention agreement provides for acceleration of the then-outstanding equity awards by an amount equal to the lesser of 1) the then-outstanding equity awards or 2) 50% of the total number of shares subject to such equity award at the time of its grant in the event Mr. McCracken is either involuntarily terminated without cause or is terminated by Mr. McCracken for good reason, each within 12 months following a change of control.

Oudi Antebi

We entered into an offer letter with Mr. Antebi, our Executive Vice President of Products, in May 2011. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Antebi’s current annual base salary is $290,000 and he is eligible to earn bonus compensation under our executive bonus compensation plan. The executive employment agreement provides for acceleration of the then-outstanding equity awards by an amount equal to the lesser of 1) the then-outstanding equity awards or 2) 50% of the total number of shares subject to such equity award at the time of its grant in the event Mr. Antebi’s is either involuntarily terminated without cause or required to relocate more than 30 miles from our office, each within 12 months following a change in control. In August 2013, in connection with Mr. Antebi’s appointment as a Section 16 officer, Mr. Antebi entered into an amended and restated change of control agreement that provides that in the event Mr. Antebi is involuntarily terminated not within 12 months following a change of control, he will be paid nine months of his base salary and provided nine months of benefits continuation and if Mr. Antebi is involuntarily terminated without cause or if Mr. Antebi terminates his employment for good reason within 12 months following a change of control, he will be paid 12 months of his base salary and provided 12 months of benefits continuation.

Brian Roddy

We entered into an offer letter with Mr. Roddy, our Executive Vice President of Engineering, in April 2010. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Roddy’s current annual base salary is $290,000 and he is eligible to earn bonus compensation under our executive bonus compensation plan. The executive employment agreement provides for acceleration of the then-outstanding equity awards by an amount equal to the lesser of 1) the then-outstanding equity awards or 2) 50% of the total number of shares subject to such equity award at the time of its grant in the event Mr. Roddy’s is either involuntarily terminated without cause or required to relocate more than 30 miles from our office, each within 12 months following a change in control. In addition, in August 2011, our board of directors adopted a policy that provides that if Mr. Roddy’s is involuntarily terminated not within 12 months following a change of control, he will be paid nine months of his base salary and provided nine months of benefits continuation and, if Mr. Roddy’s is involuntarily terminated without cause or if Mr. Roddy terminates his employment for good reason within 12 months following a change of control, he will be paid 12 months of his base salary and provided 12 months of benefits continuation.

John F. Rizzo

We entered into an offer letter with Mr. Rizzo, our Chief Marketing Officer, in June 2011. The offer letter agreement had no specific term and constituted at-will employment. Mr. Rizzo was involuntarily terminated without cause on October 31, 2013. In accordance with his executive employment agreement for involuntarily termination without cause not within 12 months of change of control, Mr. Rizzo was paid nine months of his base salary and provided nine months of benefits continuation. Mr. Rizzo’s annual base salary at the time of termination was $258,750.

Summary of Benefits

Potential Payments Upon Termination Following Change of Control

The following table sets forth quantitative estimates of the benefits that would have accrued to our named executive officers as of December 31, 2013 if their employment had been terminated by us without cause or if they experienced a constructive termination, each within 12 months following a change of control on December 31, 2013:

Name	Cash severance benefits	Value of benefits continuation	Number of options that would vest	Intrinsic value of options that would vest(1)	Number of restricted stock units that would vest	Value of restricted stock that would vest(2)	Total severance benefits
Anthony Zingale	$675,000	$25,283	344,723	$3,274,869	159,375	$1,792,969	$5,768,121
Bryan J. LeBlanc	290,000	16,855	16,667	144,003	27,500	309,375	760,233
John McCracken	275,000	16,855	—	—	25,000	281,250	573,105
Oudi Antebi	260,000	16,855	—	—	40,150	451,688	728,543
Brian Roddy	260,000	16,855	134,059	1,273,561	27,500	309,375	1,859,791

(1)	Intrinsic value is calculated as the difference between the fair value of a share of common stock underlying the options subject to accelerated vesting on December 31, 2013 and the exercise price of these options, multiplied by the number of unvested shares.

(2)	Value of restricted stock that would vest is calculated as the number of shares that would vest multiplied by the fair value of our common stock on December 31, 2013.

Potential Payments Upon Termination Not Following Change of Control

The following table sets forth quantitative estimates of the benefits that would have accrued to our named executive officers as of December 31, 2013 if their employment had been terminated by us without cause or if they experienced a constructive termination, not following a change of control on December 31, 2013:

Name	Cash severance benefits	Value of benefits continuation	Number of options that would vest	Intrinsic value of options that would vest	Number of restricted stock units that would vest	Value of restricted stock that would vest	Total severance benefits
Anthony Zingale	$450,000	$16,855	—	$—	—	$—	$466,855
Bryan J. LeBlanc	217,500	12,641	—	—	—	—	230,141
John McCracken	206,250	12,641	—	—	—	—	218,891
Oudi Antebi	195,000	12,641	—	—	—	—	207,641
Brian Roddy	195,000	12,641	—	—	—	—	207,641

EMPLOYMENT ARRANGEMENTS AND INDEMNIFICATION AGREEMENTS

We have entered into employment and consulting arrangements with certain of our current executive officers. See “Employment Agreements, Offer Letters and Potential Payments Upon Termination or Change-in-Control.”

We have also entered into indemnification agreements with each of our directors and officers, as well as certain stockholders affiliated with our directors.

OTHER MATTERS

We know of no other matters that are likely to be brought before the meeting. If, however, other matters that are not now known or determined come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

An eligible stockholder who desires to have a qualified proposal considered for inclusion in the Proxy Statement prepared in connection with our 2015 Annual Meeting of Stockholders must deliver a copy of the proposal to the Secretary of Jive Software, Inc. at our principal executive offices, no earlier than January 16, 2015 and no later than February 15, 2015.

However, if the date of our 2015 Annual Meeting of Stockholders is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the date of the previous year’s annual meeting, then, for notice to the stockholder to be timely, it must be so received by the Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting, or (2) the tenth day following the day on which Public Announcement of the date of such annual meeting is first made.

Proposals of stockholders that are not eligible for inclusion in the Proxy Statement and proxy for our 2015 Annual Meeting of Stockholders, or that concern one or more nominations for Directors at the meeting, must comply with the procedures, including minimum notice provisions, contained in our Amended and Restated Bylaws. Notice must be received by the Secretary of Jive Software,

Inc. by February 15, 2015. A copy of the pertinent provisions of the Bylaws is available upon request to Investor Relations, Jive Software, Inc., 325 Lytton Avenue, Suite 200, Palo Alto, California 94301.

Any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2015 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 11, 2014. Such proposals must be delivered to our Secretary, at Jive Software, Inc., 325 Lytton Avenue, Suite 200, Palo Alto, California 94301.

SOLICITATION OF PROXIES

We will bear the expense of preparing, printing and distributing proxy materials to our stockholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or our agents. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock for which they are record holders.

2013 ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K

A copy of our 2013 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC, is available, without charge, by mailing a request to Investor Relations, Jive Software, Inc., 325 Lytton Avenue, Suite 200, Palo Alto, California 94301. The 2013 Annual Report is also available at the web address shown on the Notice of Annual Meeting of Stockholders and on our website at http://www.jivesoftware.com.

JIVE SOFTWARE, INC.

April 4, 2014
Palo Alto, California

Jive Software, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EDT, on May 15, 2014.

Vote by Internet

- Go to **www.envisionreports.com/JIVE**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors Recommends a Vote "FOR" each of the Nominees listed in Proposal 1 and "FOR" Proposals 2 and 3.

1. ELECTION OF THREE CLASS III DIRECTORS: 01 - Thomas J. Reilly 02 - Charles J. (Chuck) Robel 03 - Anthony Zingale

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees** ☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as Jive Software's independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐
3. To consider an advisory vote to approve named executive officer compensation.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

01T4RA

Important notice regarding the Internet availability of proxy materials for the 2014 Annual Meeting of Stockholders.

The Proxy Statement and the 2013 Annual Report to Stockholders are available at:
www.envisionreports.com/JIVE

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

PROXY — JIVE SOFTWARE, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF JIVE SOFTWARE, INC.

The undersigned hereby appoints Anthony Zingale, Bryan LeBlanc, and William Pierznik, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Jive Software, Inc. common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Jive Software, Inc. to be held May 16, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

(Continued and to be marked, dated, and signed, on the other side.)